Exhibit 3.1

The Commonwealth of Massachusetts

William Francis Galvin

Secretary of the Commonwealth

One Ashburton Place, Boston, Massachusetts 02108-1512

Restated Articles of Organization

(General Laws Chapter 156D, Section 10.07; 950 CMR 113.35)

(1)
Exact name of corporation: MKS Instruments, Inc.
(2)
Registered office address: c/o Cogency Global Inc., 45 School Street, Suite 202, Boston, MA 02108
(3)
Date adopted: May 12, 2025
(4)
Approved by:

(check appropriate box)

☐	the directors without shareholder approval and shareholder approval was not required;

OR

☒	the board of directors and the shareholders in the manner required by G.L. Chapter 156D and the corporation’s articles of organization.

(5)
The following information is required to be included in the articles of organization pursuant to G.L. Chapter 156D, Section 2.02 except that the supplemental information provided for in Article VIII is not required:*1

ARTICLE I

The exact name of the corporation is: MKS Inc.

ARTICLE II

Unless the articles of organization otherwise provide, all corporations formed pursuant to G.L. Chapter 156D have the purpose of engaging in any lawful business. Please specify if you want a more limited purpose:**

THE PURPOSES FOR WHICH THE CORPORATION IS FORMED ARE AS FOLLOWS:

To design, manufacture, sell, lease and license instruments of all kinds, including electromechanical, electronic and mechanical gauges for the measurement of pressure, temperature, acceleration, flow and level of liquids and gases; to design, manufacture, sell, lease

* Changes to Article VIII must be made by filing a statement of change of supplemental information form.

** Professional corporations governed by G.L. Chapter 156A and must specify the professional activities of the corporation.

and license control systems incorporating measuring devices, and control systems separate from measuring devices, for the control of production processes and operations of all kinds; to design, manufacture, sell, lease and license instrumentation for military use; to design, manufacture, sell, lease and license instrumentation for use in research laboratories, in industry, in educational institutions, for medical purposes and for use elsewhere and for other purposes; and in general to design, manufacture, sell, lease and license electro-mechanical, electronic and mechanical devices of all kinds.

To buy and sell at wholesale and retail, or otherwise, to manufacture, produce, adapt, repair, dispose of, export, import and in any other manner to deal in goods, wares, merchandise, articles and things of manufacture or otherwise of all materials, supplies and other articles and things necessary or convenient for use in connection with any of said businesses or any other business or any part thereof; and to manufacture, repair, purchase, sell, lease, dispose of and otherwise deal in machinery, tools, and appliances which are or may be used in connection with the purchase, sale, production, adaption, repair, disposition of, export, import or other dealings in said goods, wares, merchandise, articles and things.

To purchase, lease or otherwise acquire as a going concern or otherwise all or any part of the franchises, rights, property, assets, business, good will or capital stock of any persons, firm, corporation, trust or association engaged in whole or in part in any business in which this corporation is empowered to engage, or in any other business; to pay for the same in whole or in part in cash, stock, bonds, notes, securities or other evidence of indebtedness of this corporation or in any other manner; to assume as part of the consideration or otherwise any and all debts, contracts or liabilities, matured or unmatured, fixed or contingent, of any such person, firm or corporation, trust or association; and to operate, manage, develop and generally to carry on the whole or any part of any such business under any name or names which it may select or designate.

To construct, lease, hire, purchase or otherwise acquire and hold or maintain, and to rebuild, enlarge, improve, furnish, equip, alter, operate and dispose of warehouses, factories, offices and other buildings, real estate, structures or parts thereof, and appliances for the preparation, manufacture, purchase, sale and distribution of goods, wares, merchandise, things, and articles of all kinds.

To acquire, hold, use, sell, assign, lease, grant licenses in respect of, mortgage, or otherwise dispose of franchises, letters patent of the United States or of any foreign country, patent rights, licenses and privileges, inventions, improvements and processes, systems, copyrights, trade-marks and trade names, relating to, or useful in connection with, any business of this corporation.

To buy or otherwise acquire, to sell, assign, pledge, or otherwise dispose of and deal in stocks, bonds, securities, notes and other obligations of any person, firm or corporation, including this corporation, organized for or engaged in similar or cognate purposes; also stocks, bonds, securities, notes, and other obligations of any person, firm, or corporation, including this corporation, which it may be found or deemed necessary, valuable, or convenient for this corporation to acquire and deal in, in pursuance or furtherance of or in connection with the businesses herein specified, or any other business.

To borrow money and contract indebtedness for all proper corporate purposes, to issue bonds, notes, and other evidences of indebtedness, to secure the same by pledge, mortgage, or lien on all or any part of the property of the corporation, tangible or intangible; and to assume or guarantee or secure in like manner or otherwise, the leases, contracts, or other obligations, fixed or contingent, or the payment of any dividends on any stock or shares or of the principal or interest on any bonds, notes, or other evidences of indebtedness of any person, firm, corporation, trust, or association in which this corporation has a financial interest.

To enter into, make, and perform contracts of every name, nature, and kind with any person, firm, association, or corporation which may be deemed valuable, expedient, or convenient for this corporation in pursuance of or in furtherance of or in connection with any of the objects of incorporation of this corporation or in connection with any of the businesses or purposes herein specified.

The enumeration of specific powers herein shall not be construed as limiting or restricting in any way the general powers herein set forth, but nothing herein contained shall be construed as authorizing the business of banking.

ARTICLE III

State the total number of shares and par value, *2if any, of each class of stock that the corporation is authorized to issue. All corporations must authorize stock. If only one class or series is authorized, it is not necessary to specify any particular designation.

WITHOUT PAR VALUE		WITH PAR VALUE
TYPE	NUMBER OF SHARES	TYPE	NUMBER OF SHARES	PAR VALUE
Common	200,000,000	Common
Preferred		Preferred	2,000,000	$0.01

ARTICLE IV

Prior to the issuance of shares of any class or series, the articles of organization must set forth the preferences, limitations and relative rights of that class or series. The articles may also limit the type or specify the minimum amount of consideration for which shares of any class or series may be issued. Please set forth the preferences, limitations and relative rights of each class or series and, if desired, the required type and minimum amount of consideration to be received.

The total number of shares of all classes of stock which the corporation shall have authority to issue is 202,000,000 shares, consisting of (i) 200,000,000 shares of Common Stock, no par value per share ("Common Stock"), and (ii) 2,000,000 shares of Preferred Stock, $0.01 par value per share ("Preferred Stock"). Upon the filing of the corporation's Restated Articles of Organization on March 24, 1999 (the "Mandatory Conversion Date") each share of Class A Common Stock, no par value per share, and each share of Class B Common Stock, no par value per share (together with the Class A Common Stock, the "Class Common Stock"), shall be converted into one share of Common Stock, no par value per share. All holders of record of

* G.L. Chapter 156D eliminates the concept of par value, however a corporation may specify par value in Article III. See G.L. Chapter 156D, Section 6.21, and the comments relative thereto.

shares of Class Common Stock shall be given written notice of the Mandatory Conversion Date and the place designated for mandatory conversion of all such shares of Class Common Stock pursuant to this provision. Such notice need not be given in advance of the occurrence of the Mandatory Conversion Date. Such notice shall be sent by first class or registered mail, postage prepaid, to each record holder of Class Common Stock at such holder's address last shown on the records of the transfer agent for the Class Common Stock (or the records of the corporation, if it serves as its own transfer agent). Upon receipt of such notice, each holder of shares of Class Common Stock shall surrender his or its certificate or certificates for all such shares to the corporation at the place designated in such notice, and shall thereafter receive certificates for the number of shares of Common Stock equal to the number of shares of Class Common Stock represented by such certificates. On the Mandatory Conversion Date, all rights with respect to the Class Common Stock so converted, including the rights, if any, to receive notices and vote (other than as a holder of Common Stock) will terminate, except only the rights of the holders thereof, upon surrender of their certificate or certificates therefor, to receive certificates for the number of shares of Common Stock into which such Class Common Stock has been converted, and payment of any declared but unpaid dividends thereon. If so required by the corporation, certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the corporation, duly executed by the registered holder or by his or its attorney duly authorized in writing. As soon as practicable after the Mandatory Conversion Date and the surrender of the certificate or certificates for Class Common Stock, the corporation shall cause to be issued and delivered to such holder, or on his or its written order, a certificate or certificates for the number of full shares of Common Stock issuable on such conversion in accordance with the provisions hereof.

All certificates evidencing shares of Class Common Stock which are required to be surrendered for conversion in accordance with the provisions hereof shall, from and after the Mandatory Conversion Date, be deemed to have been retired and cancelled and the shares of Class Common Stock represented thereby converted into Common Stock for all purposes, notwithstanding the failure of the holder or holders thereof to surrender such certificates on or prior to such date.

The following is a statement of the designation and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of the corporation.

A. COMMON STOCK.

1. GENERAL. The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights of the holders of the Preferred Stock of any series as may be designated by the Board of Directors upon any issuance of the Preferred Stock of any series.

2. VOTING. The holders of the Common Stock are entitled to one vote for each share held at all meetings of stockholders (and written actions in lieu of meetings). There shall be no cumulative voting.

3. DIVIDENDS. Dividends may be declared and paid on the Common Stock from funds lawfully available therefor as and when determined by the Board of Directors and subject to any preferential dividend rights of any then outstanding Preferred Stock.

4. LIQUIDATION. Upon the dissolution or liquidation of the corporation, whether voluntary or involuntary, holders of Common Stock will be entitled to receive all assets of the corporation available for distribution to its stockholders, subject to any preferential rights of any then outstanding Preferred Stock.

B. PREFERRED STOCK.

Preferred Stock may be issued from time to time in one or more series, each of such series to have such terms as stated or expressed herein and in the resolution or resolutions providing for the issue of such series adopted by the Board of Directors of the corporation as hereinafter provided. Any shares of Preferred Stock which may be redeemed, purchased or acquired by the corporation may be reissued except as otherwise provided by law. Different series of Preferred Stock shall not be construed to constitute different classes of shares for the purposes of voting by classes unless expressly provided.

Authority is hereby expressly granted to the Board of Directors from time to time to issue the Preferred Stock in one or more series, and in connection with the creation of any such series, by resolution or resolutions providing for the issue of the shares thereof, to determine and fix such voting powers, full or limited, or no voting powers, and such designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including without limitation thereof, dividend rights, conversion rights, redemption privileges and liquidation preferences, as shall be stated and expressed in such resolutions, all to the full extent now or hereafter permitted by Chapter 156B of the Massachusetts General Laws. Without limiting the generality of the foregoing, the resolutions providing for issuance of any series of Preferred Stock may provide that such series shall be superior or rank equally or be junior to the Preferred Stock of any other series to the extent permitted by law. No vote of the holders of the Preferred Stock or Common Stock shall be a prerequisite to the issuance of any shares of any series of the Preferred Stock authorized by and complying with the conditions of the Articles of Organization, the right to have such vote being expressly waived by all present and future holders of the capital stock of the corporation.

ARTICLE V

The restrictions, if any, imposed by the articles or organization upon the transfer of shares of any class or series of stock are:

None.

ARTICLE VI

Other lawful provisions, and if there are no such provisions, this article may be left blank.

6A. LIMITATION OF DIRECTOR LIABILITY

Except to the extent that Chapter 156B of the Massachusetts General Laws prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty, no director of the corporation shall be personally liable to the corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability. No amendment to or repeal of this provision shall apply to or have any effect on the liability or alleged liability of any director of the corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

6B. INDEMNIFICATION

1. ACTIONS, SUITS AND PROCEEDINGS. The corporation shall indemnify each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was, or has agreed to become, a director or officer of the corporation, or is or was serving, or has agreed to serve, at the request of the corporation, as a director or officer of, or in a similar capacity with, another organization or in any capacity with respect to any employee benefit plan of the corporation (all such persons being referred to hereafter as an "Indemnitee"), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys' fees), judgments and fines incurred by him or on his behalf in connection with such action, suit or proceeding and any appeal therefrom, unless the Indemnitee shall be finally adjudicated in such action, suit or proceeding not to have acted in good faith in the reasonable belief that his action was in the best interests of the corporation or, to the extent such matter relates to service with respect to an employee benefit plan, in the best interests of the participants or beneficiaries of such employee benefit plan. Notwithstanding anything to the contrary in this Article, except as set forth in Section 6 below, the corporation shall not indemnify an Indemnitee seeking indemnification in connection with a proceeding (or part thereof) initiated by the Indemnitee unless the initiation thereof was approved by the Board of Directors of the corporation. Notwithstanding anything to the contrary in this Article, the corporation shall not indemnify an Indemnitee to the extent such Indemnitee is reimbursed from the proceeds of insurance, and in the event the corporation makes any indemnification payments to an Indemnitee and the Indemnitee is subsequently reimbursed from the proceeds of insurance, such Indemnitee shall promptly refund such indemnification payments to the corporation to the extent of such insurance reimbursement.

2. SETTLEMENTS AND COMPROMISE. The right to indemnification conferred in this Article shall include the right to be paid by the corporation for amounts paid in settlement or compromise of any such action, suit or proceeding and any appeal therefrom, and all expenses (including attorneys' fees) incurred in connection with such settlement or compromise, pursuant to a consent decree or otherwise, unless and to the extent it is determined pursuant to Section 5 below that the Indemnitee did not act in good faith in the reasonable belief that his action was in the best interests of the corporation or, to the extent such matter relates to service with respect to an employee benefit plan, in the best interests of the participants or beneficiaries of such employee benefit plan.

3. NOTIFICATION AND DEFENSE OF CLAIM. As a condition precedent to his right to be indemnified, the Indemnitee must notify the corporation in writing as soon as practicable of any action, suit, proceeding or investigation involving him for which indemnity will or could be sought. With respect to any action, suit, proceeding or investigation of which the corporation is so notified, the corporation will be entitled to participate therein at its own expense and/or to assume the defense thereof at its own expense, with legal counsel reasonably acceptable to the Indemnitee. After notice from the corporation to the Indemnitee of its election so to assume such defense, the corporation shall not be liable to the Indemnitee for any legal or other expenses subsequently incurred by the Indemnitee in connection with such claim, other than as provided below in this Section 3. The Indemnitee shall have the right to employ his own counsel in connection with such claim, but the fees and expenses of such counsel incurred after notice from the corporation of its assumption of the defense thereof shall be at the expense of the Indemnitee unless (i) the employment of counsel by the Indemnitee has been authorized by the corporation, (ii) counsel to the Indemnitee shall have reasonably concluded that there may be a conflict of interest or position on any significant issue between the corporation and the Indemnitee in the conduct of the defense of such action or (iii) the corporation shall not in fact have employed counsel to assume the defense of such action, in each of which cases the fees and expenses of counsel for the Indemnitee shall be at the expense of the corporation, except as otherwise expressly provided by this Article. The corporation shall not be entitled, without the consent of the Indemnitee, to assume the defense of any claim brought by or in the right of the corporation or as to which counsel for the Indemnitee shall have reasonably made the conclusion provided for in clause (ii) above.

4. ADVANCE OF EXPENSES. Subject to the provisions of Section 5 below, in the event that the corporation does not assume the defense pursuant to Section 3 of this Article of any action, suit, proceeding or investigation of which the corporation receives notice under this Article, any expenses (including attorneys' fees) incurred by an Indemnitee in defending a civil or criminal action, suit, proceeding or investigation or any appeal therefrom shall be paid by the corporation in advance of the final disposition of such matter; PROVIDED, HOWEVER, that the payment of such expenses incurred by an Indemnitee in advance of the final disposition of such matter shall be made only upon receipt of an undertaking by or on behalf of the Indemnitee to repay all amounts so advanced in the event that it shall ultimately be determined that the Indemnitee is not entitled to be indemnified by the corporation as authorized in this Article. Such undertaking shall be accepted without reference to the financial ability of the Indemnitee to make such repayment.

5. PROCEDURE FOR INDEMNIFICATION. In order to obtain indemnification or advancement of expenses pursuant to Section 1, 2 or 4 of this Article, the Indemnitee shall submit to the corporation a written request, including in such request such documentation and information as is reasonably available to the Indemnitee and is reasonably necessary to determine whether and to what extent the Indemnitee is entitled to indemnification or advancement of expenses. Any such indemnification or advancement of expenses shall be made promptly, and in any event within 60 days after receipt by the corporation of the written request of the Indemnitee, unless the corporation determines within such 60-day period that the Indemnitee did not meet the applicable standard of conduct set forth in Section 1 or 2, as the case may be. Such determination shall be made in each instance by (a) a majority vote of a quorum of the directors of the corporation, (b) a majority vote of a quorum of the outstanding shares of stock of all classes entitled to vote for directors, voting as a single class, which quorum shall consist of stockholders who are not at that time parties to the action, suit or proceeding in question, (c) independent legal counsel (who may, to the extent permitted by law, be regular legal counsel to the corporation), or (d) a court of competent jurisdiction.

6. REMEDIES. The right to indemnification or advances as granted by this Article shall be enforceable by the Indemnitee in any court of competent jurisdiction if the corporation denies such request, in whole or in part, or if no disposition thereof is made within the 60-day period referred to above in Section 5. Unless otherwise required by law, the burden of proving that the Indemnitee is not entitled to indemnification or advancement of expenses under this Article shall be on the corporation. Neither the failure of the corporation to have made a determination prior to the commencement of such action that indemnification is proper in the circumstances because the Indemnitee has met the applicable standard of conduct, nor an actual determination by the corporation pursuant to Section 5 that the Indemnitee has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the Indemnitee has not met the applicable standard of conduct. The Indemnitee's expenses (including attorneys' fees) incurred in connection with successfully establishing his right to indemnification, in whole or in part, in any such proceeding shall also be indemnified by the corporation.

7. SUBSEQUENT AMENDMENT. No amendment, termination or repeal of this Article or of the relevant provisions of Chapter 156B of the Massachusetts General Laws or any other applicable laws shall affect or diminish in any way the rights of any Indemnitee to indemnification under the provisions hereof with respect to any action, suit, proceeding or investigation arising out of or relating to any actions, transactions or facts occurring prior to the final adoption of such amendment, termination or repeal.

8. OTHER RIGHTS. The indemnification and advancement of expenses provided by this Article shall not be deemed exclusive of any other rights to which an Indemnitee seeking indemnification or advancement of expenses may be entitled under any law (common or statutory), agreement or vote of stockholders or directors or otherwise, both as to action in his official capacity and as to action in any other capacity while holding office for the corporation, and shall continue as to an Indemnitee who has ceased to be a director or officer, and shall inure to the benefit of the estate, heirs, executors and administrators of the Indemnitee. Nothing contained in this Article shall be deemed to prohibit, and the corporation is specifically authorized to enter into, agreement with officers and directors providing indemnification rights and procedures different from those set forth in this Article. In addition, the corporation may, to the extent authorized from time to time by its Board of Directors, grant indemnification rights to other employees or agents of the corporation or other persons serving the corporation and such rights may be equivalent to, or greater or less than, those set forth in this Article.

9. PARTIAL INDEMNIFICATION. If an Indemnitee is entitled under any provision of this Article to indemnification by the corporation for some or a portion of the expenses (including attorneys' fees), judgments, fines or amounts paid in settlement or compromise actually and reasonably incurred by him or on his behalf in connection with any action, suit, proceeding or investigation and any appeal therefrom but not, however, for the total amount thereof, the corporation shall nevertheless indemnify the Indemnitee for the portion of such expenses (including attorneys' fees), judgments, fines or amounts paid in settlement or compromise to which the Indemnitee is entitled.

10. INSURANCE. The corporation may purchase and maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the corporation or another organization or employee benefit plan against any expense, liability or loss incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify such person against such expense, liability or loss under Chapter 156B of the Massachusetts General Laws.

11. MERGER OR CONSOLIDATION. If the corporation is merged into or consolidated with another corporation and the corporation is not the surviving corporation, the surviving corporation shall assume the obligations of the corporation under this Article with respect to any action, suit, proceeding or investigation arising out of or relating to any actions, transactions or facts occurring prior to the date of such merger or consolidation.

12. SAVINGS CLAUSE. If this Article or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the corporation shall nevertheless indemnify each Indemnitee as to any expenses (including attorneys' fees), judgments, fines and amounts paid in settlement or compromise in connection with any action, suit, proceeding or investigation, whether civil, criminal or administrative, including an action by or in the right of the corporation, to the fullest extent permitted by any applicable portion of this Article that shall not have been invalidated and to the fullest extent permitted by applicable law.

13. SUBSEQUENT LEGISLATION. If the Massachusetts General Laws are amended after adoption of this Article to expand further the indemnification permitted to Indemnitees, then the corporation shall indemnify such persons to the fullest extent permitted by the Massachusetts General Laws, as so amended.

6C. OTHER PROVISIONS

(a) The directors may make, amend, or repeal the By-Laws in whole or in part, except with respect to any provision of such By-Laws which by law or these Articles of Organization or the By-Laws requires action by the stockholders.

(b) Meetings of the stockholders of the corporation may be held anywhere in the United States.

(c) The corporation shall have the power to be a partner in any business enterprise which this corporation would have the power to conduct by itself.

(d) Notwithstanding any other provisions of these Restated Articles of Organization or the By-Laws or the fact that a higher percentage may be specified by law, the corporation, by vote of a majority of the stock outstanding and entitled to vote thereon (or if there are two or more classes of stock entitled to vote as separate classes, then by vote of a majority of each such class of stock outstanding), may (i) approve any amendment to these Articles of Organization pursuant to Section 10.03 of Chapter 156D of the Massachusetts General Laws, as amended from time to time, (ii) sell, lease, exchange, or otherwise dispose of all, or substantially all, of its property, otherwise than in the usual and regular course of business, pursuant to Section 12.02 of Chapter 156D of the Massachusetts General Laws, as amended from time to time, (iii) approve a plan of merger or share exchange pursuant to Section 11.04 of Chapter 156D of the

Massachusetts General Laws, as amended from time to time, (iv) approve a plan of domestication of the corporation to a foreign jurisdiction pursuant to Section 9.21 of Chapter 156D of the Massachusetts General Laws, as amended from time to time, (v) approve of a plan of entity conversion to a domestic or foreign other entity in accordance with Section 9.52 Chapter 156D of the Massachusetts General Laws, as amended from time to time, and (vi) approve a proposal to dissolve the corporation in accordance with Section 14.02 Chapter 156D of the Massachusetts General Laws, as amended from time to time.

(e) Chapter 110F of the Massachusetts General Laws, as it may be amended from time to time, shall not apply to the corporation.

Note: The preceding six (6) articles are considered to be permanent and may be changed only by filing appropriate articles of amendment.

ARTICLE VII

The effective date of the restated Articles of Organization of the corporation shall be the date approved and filed by the Secretary of the Commonwealth. If a later effective date is desired, specify such date which shall not be more than thirty days after the date of filing: 12:01 a.m. on May 16, 2025

It is hereby certified that these restated articles of organization consolidate all amendments into a single document. If a new amendment authorizes an exchange, or effects a reclassification or cancellation, of issued shares, provisions for implementing that action are set forth in these restated articles unless contained in the text of the amendment.

Specify the number(s) of the article(s) being amended: Article I and Article VI, Section 6C(d)

Signed by: /s/ John T.C. Lee
,

(signature of authorized individual)

☐ Chairman of the board of directors,

☒ President,

☐ Other officer,

☐ Court-appointed fiduciary

On the 12th day of May, 2025.